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                                                           EXHIBIT 99.1

                         Dow Jones & Company
                           Conference Call
                            March 7, 2001


Jerry Leshne, Vice President, Investor Relations

Good morning.  Welcome to our call and webcast at dj.com.

On our call today are Peter Kann, Chairman and Chief Executive Officer of Dow Jones; Rich Zannino, Chief Financial Officer; Gordon Crovitz, Senior Vice President, Electronic Publishing; Dick Tofel, Vice
President, Corporate Communications; and Chris Vieth, Corporate
Controller.

For your convenience, the transcript of today's prepared remarks will be on our web site shortly after the conclusion of this call. Also, this call will be available by replay starting at noon Eastern time today and ending at 6:00 p.m. on March 9. To access the audio replay, please call 402-530-7649. Finally, should you have any questions after the call, please telephone us at Investor Relations at 212-416-2679.

As we begin our call, let me remind you that we will make certain forward-looking statements, in an effort to assist you in understanding the company and its results, but our actual results may materially differ from those presented here. Information concerning risk factors that could cause such a difference can be found in the company's documents filed with the Securities and Exchange Commission from time to time.

It is now my pleasure to turn our call over to Peter Kann.


Peter Kann, Chairman and Chief Executive Officer

Good morning. Thank you for joining us.

By now you've seen our press release this morning, but let me just recap what we have said today. I'll then ask Rich Zannino, our CFO, to add his thoughts.

The uncertain economic environment has led to much softer than expected advertising revenues so far this year, with particular year to year comparative weakness in the key technology and finance sectors. Both are showing more substantial declines than we had foreseen one month ago.

We are therefore revising our outlook for the current quarter to earnings of $.16 - $.20 per share.

In addition, in light of current economic and market trends, we believe it would not be prudent for us to venture a new full-year earnings estimate at this early point in the year.

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At the same time, in this new unsettled environment, we are acting on the cost side to ensure that Dow Jones continues producing strong cash flow and solid earnings this year, and strong cash flow and earnings growth over the longer term.

Rich will have more to say on this, though we are not in a position to share many specifics with you just yet. We will defer that more detailed discussion to our first quarter earnings conference call in early April.

But first let me turn to advertising in some more detail.

February linage, or volume, was down 32% per issue at The Wall Street
Journal.

You will recall that January linage at the Journal was off 28%, and that December linage declined 24%.

While the trend is weak, these results should be understood in the context of the extraordinary comparisons of a year ago. February, 2000 linage was up 42%; January was up 38%, and December 1999 was up 52%. The first quarter of 2000 was up 43%.

In the year-ago periods, the technology and finance sectors were particularly buoyant.

This year, the technology and financial sectors, especially tombstones, are particularly weak.

But the downward trend is not all-inclusive. Some blue-chip technology advertisers - particularly those in computer software and hardware - continue to advertise at rates at and above last year's level, though other blue-chip advertisers are down, so far, compared to last year.

We see a sector retrenching and gathering itself at a lower level.

Longer term, we continue to see technology, broadly defined, as a secular growth area - not only in the economy as a whole, but in the advertising arena as well.

The success of The Wall Street Journal in becoming the nation's leading vehicle for technology advertising has been a source of both ad volume and revenue diversification.

In 2000, technology comprised 25% of Wall Street Journal linage, up from 12% three years ago.

We continue to believe that the Journal's standing with technology advertisers is a long-term benefit to our company and to our shareholders.



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The roughly one-fourth of our total ad base that is financial advertising traditionally is the most variable portion. The important point here is that, while volume is weak at present, this is not a question of market share. When the markets come back, the advertising will return as well, and we will get it.

But, all that said, our expectation is that March linage will be down by a roughly similar percent to that of February, against a 36% gain last March.

As I mentioned, Rich Zannino is leading a review of our expense base, to ensure that expenses are better aligned with current revenues.

That review is underway and will soon be complete. We will then move quickly to deliver meaningful cost reduction, much of it this year, and beginning very soon.

Our agenda will be consistent with, and will support, the strategic goals we have shared with you in the past. Those same goals guide us in the current period.

Our strategy is centered on leveraging existing resources and great brands, to support growth initiatives such as the Online Journal at WSJ.com, international growth of Dow Jones Newswires and the print Journal, and newer ventures such as Factiva.

I want to assure you all that we will act in the short term to trim expenses, but also that we will not allow short-term considerations to stem future growth. This year is off to a tough start, but our optimism about our assets, our businesses, and our strategies over the longer haul, is undimmed.

With that, let me introduce Rich Zannino.


Richard Zannino, Executive Vice President and Chief Financial Officer

Thank you Peter and good morning all.

Following on Peter's comments, I'd like to cover three topics this morning:

First, our February linage, revised first quarter 2001 guidance and a few comments on the balance of 2001;

Second, the finalization of our strong year-end 2000 results, which we first reported on a preliminary basis on January 25, and for which more detail can be found in our 10-k filed with the SEC today; and,

Third, a few words on the accounting charge we announced related to Bridge Information Systems.



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With regard to first quarter linage and revised first quarter guidance, we continued to face a very difficult advertising climate for The Wall Street Journal and Barron's in February 2001.

The Wall Street Journal advertising linage declined 35.5%, or 32.1% on a per issue basis, in February. This comes on top of a decline of 24.2% in January. We currently anticipate that March will be roughly the same, bringing our linage decline for the first quarter to a range of down 30%. This is significantly below the quarterly decline of 15% to 20% given as guidance in January, as the economic climate and resultant ad spending has significantly deteriorated from that originally anticipated.

Through February, we have experienced a decline of 37% in our General linage, which comprises about 56% of our total linage and includes technology, B2C, auto, consumer and other general spending. Technology linage comprises nearly 40% of our General linage and 21% of our overall linage and we experienced a decline of over 40% in it.
Although we are continuing to see decent levels of spending by select blue chip computer makers and software firms, we are now seeing B2B firms significantly curtail their spending due to their well-publicized operational and earnings pressures. Elsewhere in the General linage category, dot-com advertising is virtually nonexistent compared to the exuberant levels last year. We have also seen slowdowns, albeit much more modest, in most other General categories as well, including autos and other consumer segments.

We also saw a decline of slightly over 20% in our Financial linage, which comprises slightly more than 25% of our total year-to-date. Journal ad linage and includes tombstone and other financial advertising. Volatile capital markets and the related adverse effects on Wall Street deal flow, mutual fund advertising and image advertising have led to this significant decline in our tombstone and other financial advertising linage.

We posted a decline of about 13% in Classified and Other linage. The deceleration in hiring and, consequently, recruitment has led to a sizeable decline in national classified advertising at the Journal.

An unusual confluence of events is driving these improbable across-the-board linage declines.

First, we are up against huge gains achieved last year, when we capitalized on a strong economy and generated increased ad revenues virtually across the board. January 2000 total linage was up 44%, February was up 50% and March was up 36%, resulting in a first quarter 2000 linage increase of nearly 43%. Gains last year were strongest in the technology and financial services categories, where we clearly dominate the competition. We also benefited from the frenetic pace of spending by B2C dot-coms. Taken together, these 3 categories were up 82% in the first quarter of last year.



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Second, it now appears we have, in a manner so rapid as to be almost unprecedented, swung to the other side of that cycle. Last year' tough comparisons are exacerbated by the current economic slowdown and uncertainty which has eroded business and consumer confidence. This, in turn, has triggered a rapid deceleration in advertising spending, again almost across the board. This environment is especially difficult for the Journal's dominant technology and financial services franchises.

The final event combining to hurt first quarter business is the sheer size of our technology and financial services franchises, where we generate about 50% of total Journal ad revenues. In most economic climates, this is a competitive advantage for two reasons: first, the size of each franchise enables each of them to act as a natural hedge against a downturn in the other and, second, both of these sectors exhibit very favorable secular growth characteristics. However, in this economic climate, where both are soft, their scale results in a greater hit to our ad revenues than it does to our traditional newspaper competitor's ad revenues. It is important to note, however, that our advertising revenue decline is in line with our national advertising competitors, which include national business magazines and news weeklies.

Linage declines at the Journal are estimated to cost us about $0.20 to $0.24 per share in the quarter vs. the current $0.57 consensus. And in addition to these linage declines, we are also experiencing an unfavorable impact on revenues due to the current mix of linage, where higher priced technology and financial linage is declining more than lower priced classified, and the higher priced dot.com advertising is gone. This is reducing our overall blended advertising rate at the Journal, and cost about $0.09 per share in the first quarter.

Elsewhere in the portfolio, Barron's linage is down 23% year-to-date and we estimate this will cost us $0.02 per share in the quarter. Linage at Ottaway is estimated at down only 4%, a relatively strong performance in this environment, but below our 1% guidance. This costs another $0.02 per share. Nonetheless, in a challenging environment such as this, Ottaway acts as a hedge against the volatility inherent
in the Journal and Barron's linage.   We also expect to incur an
additional $0.02 per share loss in our equity investment portfolio as a number of investments are running slightly behind expectations. All of our other operations, taken together, are running approximately $0.02 per share below our expectations during the quarter - with some up slightly and some down.

Based on these estimates, we would anticipate a decline in first quarter revenue of about 14% versus last year. Earnings would decline to a range of about $0.16 to $0.20 per share. This is well below last year's $0.88 per share and the $0.58 midpoint of the guidance issued for the quarter.


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It is exceedingly difficult to predict future linage and therefore project our financial results for the balance of the year. While we do not believe there will be a formal recession, we have no strong evidence that we can point to as an indicator of near-term economic improvement. Leading economic data are mixed, consumer and business confidence remain low, corporate earnings are under pressure, monetary stimulus is not yet having its intended results and any fiscal action is yet to be determined. We do not see any signs of a broad-based resumption of technology spending, nor do we see signs of life for Wall Street deal flow to drive financial services spending -- but we note that either of these could resume almost as quickly as they've slowed.

What we do know is that our linage comparisons ease considerably over the course of the year: from 43% linage growth at the Journal in the first quarter, to 30% in the second, to 5% in the third and to a drop of 10% in the fourth quarter. This removes one significant obstacle to improved year-over-year performance.

We are committed to driving down our spending in this environment and are in the midst of a comprehensive cost reduction effort. The objective is to better align our costs, investments and capital spending with our current revenues to maximize our earnings and cash flow in this environment.

We will eliminate any and all non-value-added spending and aim to recapture at least enough cost savings to cover the profit lost vs. the original first quarter guidance. We are likewise reducing our capital budget from $200 million to a range of $150 to $175 million. We are confident that these actions can be swiftly implemented, without harming long-term growth prospects.

Whether or not these cost reductions are enough to preserve our ability to achieve 2001 EPS flat with 2000 (which is the midpoint of the original guidance) is primarily a function of what happens to our advertising linage for the balance of the year. In other words, we will generate expense savings during the year to offset the first quarter EPS shortfall, but we still must achieve a mid single digit linage gain for the balance of the year to achieve flat EPS for the year. This assumes that all other businesses meet expectations. It would also require a significant reversal of our current trend and clearly be weighted to the back half of the year when comparisons ease. I would like to emphasize, however, that it is too difficult to predict future linage at this time, and we are not.

To facilitate modeling of your own linage assumptions until we can provide guidance, we would like to update you with the fact that every 1% change in annual Journal linage results in an approximate $0.06 to $0.07 change in EPS. This is based on our experience with the actual first quarter linage declines and is higher than previous estimates where it was indicated that a 1% change in linage caused an approximate $0.05 change in EPS. Please note that this new "rule of thumb" ignores the impact of changes in linage mix on our blended advertising rates that adversely effected us in the first quarter, which impact we expect to dissipate over the course of the year as comparables ease.

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For example, if one assumes that we recapture the first quarter profit shortfall with expense cuts, this will result in incremental earnings for the balance of the year of approximately $0.39 per share. If one then assumes that ad linage runs at 1999 levels (essentially where it is during the first quarter), this would imply a linage decline of about 6% for the balance of the year, bringing the full year decline to about 12%. Applying the linage rule of thumb, this 10% decline to the midpoint of the original linage guidance (which was down about 2%) would knock about $0.60 to $0.70 per share off of the midpoint EPS guidance. The impact on the year would then be the net of the cost reductions and linage declines, or a reduction of $0.21 to $0.31 per share, plus any changes in the expected profits of any of our other businesses. Again, we are not making a prediction of future linage changes at this time.

We know that it is unusual for us not to give future guidance, but, in this uncertain economic environment, it is not prudent for us to guess at what the near-term future holds. We can say that we remain as confident as ever in the capacity of the Dow Jones, Wall Street Journal and community newspapers franchises as well as our electronic publishing ventures to generate significant value over the long term.

We hope that you understand our reasoning and that we have given you enough information for you to incorporate your own economic forecast into your forward estimates. We will discuss our first quarter results and be in a better position to give guidance during our first quarter conference call in mid-April and will provide additional details at that time on our spending and cost reduction efforts.

I'd like now to briefly cover final 2000 results. We reported preliminary fourth quarter and full-year 2000 results on January 25th. At that time, we indicated that final results were dependent on the amount of additional reserves arising from the 1998 sale of Telerate to Bridge Information Systems. At the time of our preliminary release, Bridge was experiencing financial and operational difficulties. Since that time, Bridge has filed bankruptcy and it is now clear under GAAP that we must record the full amount of these additional reserves.

Consequently, we have recorded an after-tax, substantially non-cash (at least for now) charge to earnings of $255 million in the fourth quarter and are reporting a final 2000 loss of $119 million, or $1.35 per share. This loss includes $414 million of nonrecurring items, including the $255 million reserve as well as the previously announced charges of $166 million to cover the write-off of all of our remaining Bridge investments and $12 million to write down our remaining investment in OptiMark Technologies. These charges are partially offset by $20 million of special gains on the sale of assets.
Excluding these one-time items, we earned $3.32 per share in 2000, up 36% over 1999. This comes on top of our 27% EPS gain in 1999.




                                     -7-

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Our sales in 2000 were up 13% to $2.318 billion and our operating income was up 30% to $503 million, including our 50% share of Factiva, as we posted sales and earnings gains in each of our reporting segments. This marks the 9th consecutive year that the company has increased sales in each of its current operating segments.

We generated $417 million of after-tax operating cash flow during 2000. We put this cash flow to productive use, investing heavily in our future, spending $187 million on capital investment (most notably our color print expansion project, pagination project and WSJ.com) and $50 million on strategic alliances. We also returned $309 million in cash to our shareholders with $88 million in dividends and $221 million under our ongoing share repurchase program. This brings the company's 3-year total cash returned to shareholders to $921 million, with the repurchase of 13% of total shares outstanding at the beginning of 1998. All of this was accomplished without incurring any additional debt.

As most of you know, Dow Jones has guaranteed certain minimum payments for Cantor Fitzgerald bond data that Bridge/Telerate distributes under contracts entered into when Telerate was owned by Dow Jones. Those payments average about $50 million a year through October 2006.
Bridge filed for bankruptcy on February 15, and is in the process of seeking to sell its assets. Given these circumstances, Dow Jones has booked a reserve for $255 million, representing the present value of the maximum amount subject to the Cantor guarantee.

It's not possible for us to determine at this point the extent to which we might be required to make payments under the guarantee. While any payments would be made in cash, the reserve announced today does not reflect the expenditure of any cash. Furthermore, even if we are required to make payments under the guarantee, we believe that the Cantor data has substantial value, the realization of which would go to offset any liability we might have under the guarantee.
To the extent any offsets are realized, or if the liability is otherwise reduced or eliminated, we would reduce or eliminate the reserve and recognize special gains in the relevant periods.
In closing, although I've been at Dow Jones for less than a month, I view the current earnings issues as a highly unusual confluence of events, adversely affecting us in the very short-term. We will take this as an opportunity to refine our operating strategies, sharpen our management of expenses and evaluate opportunities to add further diversification to the Dow Jones portfolio of brands and businesses. I look for us to emerge from this period with an even greater capacity to create significant value for our shareholders, customers and employees. I look forward to working with my new colleagues on the Dow Jones management team to capitalize on these opportunities.

Thanks for your patience, and we'll now attempt to answer any questions you may have.






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Information Relating To Forward-Looking Statements

These remarks contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, business, economic and stock market conditions that are impacting the volume of advertising, in particular IPO, dot-com, technology and financial advertising, in The Wall Street Journal and Barron's; the company's ability to reduce costs without harming long term growth prospects; business conditions (growth or consolidation) in the financial services industry, and the tendency of consolidation to negatively impact the market for the company's products and services and advertising; the difficult comparisons the company will face in 2001 in light of the high level of advertising sales revenue achieved at The Wall Street Journal in the past year; the extent to which the company is called upon to perform under the guarantee to Cantor Fitzgerald Securities and Market Data Corporation, and the extent to which Bridge would perform under its agreement to indemnify the company in that event; with respect to Dow Jones Newswires, the extent and impact of delays and difficulties that would be encountered in a migration process if Bridge was unable to serve its customers; and such other risk factors as may have been or may be included from time to time in the company's reports filed with the Securities and Exchange Commission.























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